Exhibit 3.1

Amendment No. 1

To THE

Restated Bylaws

Of

El Capitan Precious Metals, Inc.

Adopted July 15, 2016

The following amendments are made to the Restated Bylaws (the “Bylaws”) of El Capitan Precious Metals, Inc. (the “Corporation”), pursuant to resolutions adopted by the Corporation’s Board of Directors on July 15, 2016.

1.      Section 2.11 of the Bylaws is hereby amended in its entirety to read as follows:

“2.11.      Qualifications and Nominations of Directors.

(a)      Only persons who are nominated in accordance with this Section 2.11 shall be eligible for election as directors of the Corporation. Nominations for election to the Board of Directors of the Corporation at a meeting of shareholders may be made (i) by the Board of Directors or on behalf of the Board of Directors by a nominating committee appointed by the Board of Directors, or (ii) by any shareholder of the Corporation that is a shareholder of record at the time of giving of notice provided for in this Section 2.11 (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.11 and at the time of the meeting), who is entitled to vote for the election of directors at the meeting, and who complies with the procedures set forth in this Section 2.11. The foregoing clause (ii) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the Board of Directors at a meeting of shareholders. All nominations by shareholders must be made pursuant to timely notice in proper written form to the Secretary of the Corporation. If applicable, and notwithstanding the foregoing provisions of this Section 2.11, a shareholder must also comply with any and all requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the matters set forth in this Section 2.11.

(b)      To be timely, a shareholder’s notice with respect to an annual meeting must be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) nor more than sixty (60) calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) calendar days prior to or delayed by more than thirty (30) calendar days after the anniversary of the preceding year’s annual meeting, timely notice by a shareholder may be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the earlier of the date the Corporation shall have mailed notice to its shareholders that a meeting of shareholders will be held or shall have issued a press release, filed a periodic report with the Securities and Exchange Commission or otherwise publicly disseminated notice that a meeting of shareholders will be held. To be timely, a shareholder’s notice with respect to a special meeting must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the earlier of the date the Corporation shall have mailed notice to its shareholders that a special meeting of shareholders will be held or shall have issued a press release, filed a periodic report with the Securities and Exchange Commission or otherwise publicly disseminated notice that a special meeting of shareholders will be held. In no event shall an adjournment of an annual or special meeting or the public disclosure thereof commence a new time period for the giving of a shareholder’s notice as described above.

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(c)      To be in proper written form, such shareholder’s notice must set forth or include (i) as to each person the shareholder proposes to nominate for election or reelection as a director, (A) the name, age, business address and residence address of such individual, (B) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such individual, (C) the date such shares were acquired and the investment intent of such acquisition, (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for the election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) regardless of whether Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder are then applicable to the Corporation, (E) all information with respect to such individual that would be required to be set forth in a shareholder’s notice pursuant to this Section 2.11 if such proposed individual were a Nominating Person, and (F) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such person being nominated, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert, on the one hand, and any Nominating Person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K of the Exchange Act if such Nominating Person was the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant; and (ii) as to each Nominating Person, (A) the class, series and number of all shares of stock of the Corporation which are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Nominating Persons, except that such Nominating Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Nominating Person has a right to acquire beneficial ownership at any time in the future by such Nominating Person, (B) the full notional amount of any Synthetic Equity Position, (C) any Short Interests and (D) any Performance-Related Fees; and (iii) as to each Nominating Person covered by clause (ii) of this paragraph (c) of this Section 2.11, the name and address of such Nominating Person, as they appear on the Corporation’s stock ledger; (iv) to the extent known by the shareholder giving the notice or any other Nominating Person, the name and address of any other shareholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such shareholder’s notice; and (v) any other information relating to such Nominating Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Nominating Person in support of the nominees proposed to be nominated for election or reelection as a director at the meeting pursuant to Section 14(a) of the Exchange Act (regardless of whether Section 14(a) of the Exchange Act is then applicable to the Corporation).

(d)      To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in this Section 2.11, and the candidate for nomination, whether nominated by the Board of Directors or by a shareholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) one or more completed written questionnaires (the “Questionnaires”) (in forms provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and (ii) a written representation and agreement (the “Prospective Director Agreement”) (in form provided by the Corporation) which (A) shall provide that such candidate for nomination (1) is not and, if elected as a director during his or her term of office, will not become a party to (y) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (z) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director and (3) if elected as a director of the Corporation, will, periodically upon request by the Corporation, complete and deliver Questionnaires, and comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect) and (B) if such person is at the time a director or is subsequently elected as a director of the Corporation, shall include such person’s irrevocable resignation as a director if such person is found by a court of competent jurisdiction to have breached the Prospective Director Agreement in any material respect.

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(e)      The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of shareholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the any applicable stock exchange listing requirements.

(f)      If information submitted pursuant to this Section 2.11 by any shareholder proposing a nominee for election as a director at a meeting of shareholders shall be inaccurate to a material extent, such information may be deemed not to have been provided in accordance with this Section 2.11. Upon written request by the Chief Executive Officer or Chief Financial Officer or the Board of Directors, any shareholder proposing a nominee for election as a director at a meeting of shareholders shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 2.11 and (B) a written update of any information previously submitted by the shareholder pursuant to this Section 2.11 as of an earlier date. If a shareholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 2.11.

(g)      Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2.11. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.11, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

(h)      For purposes of this Section 2.11, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such shareholder or beneficial owner, and (iv) any other person with whom such shareholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

(i)      For purposes of these Bylaws, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the corporation in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

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(j)      A Nominating Person shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.11 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Chief Executive Officer or Chief Financial Officer at the principal executive offices of the Corporation not later than five (5) Business Days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) Business Days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to) any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof).

For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday in the State of New York”

2.      A new Section 2.15 to the Bylaws is added that reads as follows:

“2.15.      Business Proposed by Shareholders.

(a)      At any annual or special meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting (i) by or at the direction of the Board of Directors, or (ii) with respect to business other than the election of directors (which shall be governed by Section 2.11), by any shareholder of the Corporation who complies with the notice procedures set forth in this Section 2.15. For business to be properly brought before any annual or special meeting by a shareholder, such business must be a proper matter for shareholder action and the shareholder must (A) be a shareholder of the Corporation of record both at the time of giving the notice provided for in this Section 2.15 and at the time of the meeting, (B) be entitled to vote at such meeting, and (C) deliver timely notice in proper written form to the Secretary of the Corporation.

(b)      To be timely, a shareholder’s notice with respect to an annual meeting must be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) nor more than sixty (60) calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) calendar days prior to or delayed by more than thirty (30) calendar days after the anniversary of the preceding year’s annual meeting, timely notice by a shareholder may be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the earlier of the date the Corporation shall have mailed notice to its shareholders that a meeting of shareholders will be held or shall have issued a press release, filed a periodic report with the Securities and Exchange Commission or otherwise publicly disseminated notice that a meeting of shareholders will be held. In addition, if the Corporation is then governed by Regulation 14A under the Exchange Act, a proposal submitted by a shareholder for inclusion in the Corporation’s proxy statement for an annual meeting that is appropriate for inclusion therein and otherwise complies with the provisions of Rule 14a-8 under the Exchange Act (including timeliness) shall be deemed to have also been submitted on a timely basis pursuant to this Section 2.15(b).

To be timely, a shareholder’s notice with respect to a special meeting must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the earlier of the date the Corporation shall have mailed notice to its shareholders that a special meeting of shareholders will be held or shall have issued a press release, filed a periodic report with the Securities and Exchange Commission or otherwise publicly disseminated notice that a special meeting of shareholders will be held. In no event shall an adjournment of an annual or special meeting or the public disclosure thereof commence a new time period for the giving of a shareholder’s notice as described above.

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(c)      To be in proper written form, such shareholder’s notice shall set forth (i) as to each matter the shareholder proposes to bring before the meeting a description in reasonable detail of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of each Proposing Person (as defined below), individually or in the aggregate, including any anticipated benefit to the Proposing Person therefrom, and (ii) as to each Proposing Person, (A) the name and address of such Proposing Person; (B) the class, series and number of all shares of stock of the Corporation which are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Persons, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; (C) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer; (D) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”); (E) any performance-related fees (other than an asset-based fee) that such Proposing Person is entitled to base on any increase or decrease in the value of shares of the Corporation or any Synthetic Equity Positions or Short Interests, if any, as of the date of such notice, including without limitation any such interests held by members of such Proposing Person’s immediate family sharing the same household (which information shall, in each case, be supplemented by such Proposing Person not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date) (“Performance-Related Fees”); (F) a description of all arrangements or understandings among any of the Proposing Persons or between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; (G) such other information regarding each matter the Proposing Person proposes to bring before the meeting as would be required to be included in a proxy statement filed pursuant to the applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.15; (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (regardless of whether Section 14(a) of the Exchange Act is then applicable to the Corporation); (I) a representation that at least one of the Proposing Persons intends to appear in person or by proxy at the meeting to bring such business before the meeting; and (J) to the extent known by the shareholder giving the notice or any other Proposing Person, the name and address of any other shareholder supporting the proposal of business on the date of such shareholder’s notice. Nothing in this Section 2.15 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, nor shall the notice requirements under this Section 2.15 be limited by the rules and regulations promulgated under the Exchange Act or deemed to apply only to proposals or nominations intended to be included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act.

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(d)      Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a shareholders’ meeting except in accordance with this Section 2.15. The chairman or presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.15, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(e)      For purposes of this Section 2.15, “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the meeting is made, (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such shareholder or beneficial owner, and (iv) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

(f)      A Proposing Person shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.15 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Chief Executive Officer or Chief Financial Officer at the principal executive offices of the Corporation not later than five (5) Business Days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) Business Days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to) any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof).”

3.      The following sentence shall be added as the final sentence of Section 3.2 of the Bylaws:

“Only persons who are nominated in accordance with this Section 2.11 shall be eligible for election as directors of the Corporation.”

4.      Except as otherwise expressly modified by this Amendment, all terms, provisions, covenants and agreement contained in the Bylaws shall remain unmodified and in full force and effect.

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